                                                                   EXHIBIT 99(1)


           Harrah's Entertainment, Inc. Reports Second-Quarter Results
                  Adjusted Earnings Per Share Rise 22.5 Percent
                    Record Revenues, Property EBITDA Achieved

      LAS VEGAS, July 18, 2001 - Harrah's Entertainment, Inc. (NYSE:HET) today reported second-quarter Adjusted Earnings Per Share of 49 cents, up 22.5 percent from 40 cents per share reported for the second quarter of 2000. Diluted earnings per share were 40 cents, matching the 40 cents before extraordinary items reported in the year-ago quarter.

      The company posted record second-quarter revenues of $914.0 million, up
4.3 percent from revenues of $876.2 million in the 2000 second quarter. Second-quarter Property Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was a record $234.7 million, up 1.3 percent from the year-ago quarter.

      Same-store gaming revenues at Harrah's brand properties rose 6.3 percent in the 2001 second quarter from the year-earlier quarter. Tracked and cross-market play increased 16.6 percent and 20.8 percent, respectively.

      "While many companies would be pleased with a 22.5 percent increase in earnings per share - especially in today's economy - we were disappointed that our second-quarter gains were lower than anticipated when the quarter began," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer.

      "As discussed in our July 6 pre-announcement, the lower than expected second-quarter results were due primarily to a low table-games hold percentage at the Rio, which reduced earnings approximately four to five cents per share, and to an economy-related decline in retail play in certain markets," Satre said.

      "The good news is that our earnings continued to grow at a double-digit pace, proving that our strategy is driving results in a challenging economic environment," Satre said.

      Among the second quarter's highlights:

      o Harrah's Entertainment named Chief Operating Officer Gary Loveman to the new position of President and promoted Treasurer Charles Atwood to the additional positions of Senior Vice President and Chief Financial Officer.

      o The company announced an agreement to acquire Harveys Casino Resorts, which operates casinos in Lake Tahoe, Nev., Council Bluffs, Iowa, and Central City, Colo., for $625 million, plus assumption of certain contingent liabilities totaling $50 million.

      o Harrah's Entertainment's Nevada casinos became the first in the nation to offer The Price Is Right(TM) video slots to players. The company has an exclusive 30-day right to introduce this and subsequent versions of the highly popular game into each of the 17 markets where Harrah's operates a casino.

      o     The company raised $500 million through the private placement of
            7.125 percent Senior Notes due 2007. The net proceeds were used to pay down its bank credit facility.

      o Harrah's entered into a programming and marketing relationship with ShopNBC, a new shopping network reaching 46 million households, to develop and telecast a one-hour special featuring the Harrah's Total Rewards Treasure Hunt finale in November 2001. One lucky Harrah's customer will receive a treasure map leading to a chest containing $1 million.

      o Computerworld named Harrah's one of the Top Five of America's "100 Best Places to Work in Information Technology." Harrah's is the only company in any industry to receive a Top Five rating for each of the past three years.

      o Readers of Casino Player magazine selected Harrah's for 144 first-place awards and 251 total honors in the publication's "Best of Gaming" awards. Harrah's Total Rewards, the gaming industry's only nationwide player-card program, was honored as the "Best Slot Club" in every jurisdiction where the company operates a casino.

      "We believe these achievements bode well for the future of Harrah's," Satre said. "Subject to regulatory approvals, we plan to close on the Harvey's acquisition during the third quarter, expanding our reach to 25 casinos in 12 states and introducing the Harrah's brand to more than 600,000 Harveys customers in the Council Bluffs market alone."

      For the first half of 2001, Adjusted Earnings Per Share rose 40.0 percent to 91 cents from 65 cents. Diluted earnings per share rose 21.9 percent to 78 cents from 64 cents in the 2000 first half. The company posted record first-half revenues of $1.81 billion, up 9.0 percent from revenues of $1.66 billion in the year-ago period. First-half Property EBITDA rose to $470.1 million from $423.8 million in the first half of 2000.

              WESTERN REGION REPORTS REVENUE, PROPERTY EBITDA GAINS

Western Region Results
(in millions)

                              2001         2000         Percent      2001          2000          Percent
                             Second       Second        Increase   First Six     First Six       Increase
                             Quarter      Quarter      (Decrease)    Months        Months       (Decrease)
                             -------      -------      ----------    ------        ------       ----------
Rio Hotel & Casino
     Revenues                $ 95.9       $ 91.2          5.2%      $ 208.0       $ 196.4           5.9%
     Operating Profit         (1.4)         (9.7)         N/M          10.2         (11.0)          N/M
     EBITDA                    9.7           0.8          N/M          32.4           7.9           N/M

Harrah's Southern Nevada
     Revenues               $ 109.3       $ 98.5         11.0%      $ 217.5       $ 196.6          10.6%
     Operating Profit          22.1         19.2         15.1%         45.0          37.3          20.6%
     EBITDA                    30.9         28.0         10.4%         62.6          54.9          14.0%

Harrah's Northern Nevada
     Revenues                $ 78.1       $ 80.9         -3.5%      $ 143.4       $ 149.6          -4.1%
     Operating Profit          11.7         15.5        -24.5%         13.5          22.4         -39.7%
     EBITDA                    17.8         21.7        -18.0%         25.8          33.3         -22.5%


                                       4

Total Western Region
     Revenues               $ 283.3      $ 270.6          4.7%      $ 568.9       $ 542.6           4.8%
     Operating Profit          32.4         25.0         29.6%         68.7          48.7          41.1%
     EBITDA                    58.4         50.5         15.6%        120.8          96.1          25.7%


      Western Region results were marked by overall gains in revenues despite the sharp drop in retail business in Northern Nevada and the low table-games hold percentage at the Rio. Harrah's Las Vegas posted record Property EBITDA and Harrah's Laughlin recorded its second-highest Property EBITDA ever and the highest since 1993. Harrah's Northern Nevada casinos saw significant Property EBITDA declines as a result of lower retail play. Tracked play in Northern Nevada was up 4.6 percent.

      "The gains in tracked play clearly indicate the benefits of our strategy," Satre said. "To boost retail play, we have introduced carefully crafted marketing programs aimed at increasing our appeal to that segment on a profitable basis."

      The Rio posted 5.2 percent higher revenues and its Property EBITDA rose substantially. The Rio's second-quarter table-games hold percentage of 11.2 percent, though well below that of the first quarter, was above the 8.4 percent hold of the 2000 second quarter. Table-game volume rose 12.5 percent from a year ago, slot win per unit was up 12.8 percent and Revenue Per Available Room rose
8.8 percent. Food and beverage and entertainment profits also improved from the year-ago quarter.

      Revenues at Harrah's Las Vegas rose 13.9 percent and Property EBITDA was up 10.7 percent from the second quarter of 2000. In Laughlin, second-quarter revenues were up 4.3 percent from the 2000 second quarter and Property EBITDA rose 4.9 percent.

      In Northern Nevada, Harrah's Reno reported 3.8 percent lower revenues and a 15.5 percent decline in Property EBITDA. The company's Lake Tahoe properties posted revenues approximately 3.0 percent below last year's second quarter, while Property EBITDA declined 21.7 percent. Declines in the facilities' Property EBITDA were due primarily to increased energy costs and lower levels of play from non-tracked customers.

      For the first half, Western Region revenues were up 4.8 percent and Property EBITDA rose 25.7 percent from the 2000 first half due primarily to the favorable year-over-year first-quarter hold percentages at the Rio and the continued strong performance of Harrah's Southern Nevada properties.

              EASTERN REGION POSTS RECORD REVENUES, PROPERTY EBITDA

Eastern Region Results
(in millions)

                             2001         2000         Percent       2001          2000          Percent
                            Second       Second        Increase    First Six     First Six       Increase
                            Quarter      Quarter      (Decrease)     Months       Months        (Decrease)
                            -------      -------      ----------     ------       ------        ----------
Harrah's Atlantic City
     Revenues               $ 108.5      $ 108.4          0.1%      $ 208.4       $ 208.2           0.1%
     Operating Profit          31.1         29.7          4.7%         56.6          53.3           6.2%
     EBITDA                    37.9         35.7          6.2%         70.1          65.1           7.7%

Showboat Atlantic City
     Revenues                $ 95.3       $ 94.0          1.4%      $ 176.4       $ 179.6          -1.8%
     Operating Profit          17.5         19.6        -10.7%         29.3          34.2         -14.3%
     EBITDA                    24.5         25.5         -3.9%         42.8          45.9          -6.8%

Total Eastern Region
     Revenues               $ 203.8      $ 202.4          0.7%      $ 384.8       $ 387.8          -0.8%
     Operating Profit          48.6         49.3         -1.4%         85.9          87.5          -1.8%
     EBITDA                    62.4         61.2          2.0%        112.9         111.0           1.7%

      Harrah's Atlantic City posted moderate gains in revenues, and Property EBITDA rose 6.2 percent. Showboat Atlantic City gained market share for each month of the second quarter, and its Property EBITDA rate of decline was about half that of the first quarter. For the first six months of 2001, Eastern Region revenues declined 0.8 percent but Property EBITDA was up 1.7 percent.

      CENTRAL REGION RESULTS BOLSTERED BY MISSOURI, SHREVEPORT PERFORMANCES

Central Region Results
(in millions)

                             2001         2000         Percent       2001          2000          Percent
                            Second       Second        Increase    First Six     First Six       Increase
                            Quarter      Quarter      (Decrease)    Months        Months        (Decrease)
                            -------      -------      ----------    ------        ------        ----------
Central Region
     Revenues               $ 409.0      $ 382.0          7.1%      $ 824.0       $ 683.5          20.6%
     Operating Profit          81.9         83.1         -1.4%        170.2         151.9          12.0%
     EBITDA                   107.8        103.7          4.0%        220.6         187.1          17.9%

      Harrah's Chicagoland casinos posted record second-quarter revenues, but Property EBITDA was down 5.6 percent due primarily to increased expenses associated with building revenues in that highly competitive market.

      In Missouri, combined revenues from Harrah's North Kansas City and St. Louis properties rose 8.6 percent and Property EBITDA was up 18.9 percent from the year-ago second quarter. St. Louis posted an 11.7 percent gain in revenues and a 35.3 increase in Property EBITDA due primarily to consolidation of the Player's Maryland Heights facility with the company's adjacent Harrah's casino in St. Louis and to related operational synergies.

      Construction was completed in late June on the new casino space in North Kansas City that replaced the riverboat the company has used in that market since 1994. Aided by its new hotel and restaurants, Harrah's Shreveport achieved a 27.7 percent gain in revenues. Property EBITDA was up 13.5 percent.

      Harrah's Lake Charles posted higher revenues and nearly matched the 2000 second-quarter Property EBITDA even though 40 percent of the property's rooms were out of service for refurbishment during the quarter, Tropical Storm Alison severely restricted access to the market for several days in June and gaming taxes were three percentage points higher than in the year-ago quarter.

      For the first half of 2001, Central Region revenues were up 20.6 percent. Property EBITDA rose 17.9 percent.

MANAGED PROPERTIES:

      The company earned higher management fees at its Indian casinos due to improved performances at the properties. But it earned lower fees in New Orleans and from Star City in Sydney, Australia, as terms of those fee agreements were changed from the prior year's quarter.

OTHER ITEMS:

      Corporate expense decreased 6.5 percent from the second quarter of 2000. For the first half of 2001, corporate expense was up slightly, but comprised the same percentage of revenue as in the year-ago six-month period.

      Losses from affiliates were significantly lower in the 2001 second quarter than in the year-ago quarter as the company incurred significantly lower losses at Harrah's New Orleans casino. Interest expense increased in the second quarter due to a $2.7 million pre-tax charge arising from an initiative to reduce the income-statement volatility of a deferred compensation program and a higher level of debt. No shares were repurchased under the company's stock-repurchase program during the second quarter of 2001. The company can repurchase up to 1.2 million shares under its current Board-approved authorization, as it acquired approximately 3.3 million shares at an average price of $29.71 after the close of the second quarter.

      The company recorded a second-quarter $5.4 million pre-tax charge to write off its investment in Zoho Corporation.

      Harrah's Entertainment will host a conference call for interested parties today, Wednesday, July 18, 2001, at 9 a.m. Eastern Daylight Time to review its second-quarter financial results. For those interested in participating in the call, please dial 1-877-817-7188, or 1-703-871-3097 forinternational callers, approximately 10 minutes before the call start time. A taped replay of the conference called can be accessed at 1-888-266-2081, or 1-703-925-2533 for international callers, beginning at 1 p.m. EDT July 18. The replay will be available through midnight EDT on Wednesday, July 25. The passcode number for the replay is 5392057.

      Interested parties wanting to listen to the live conference call on the Internet may do so on the company's web site - www.harrahs.com - in the Investor Relations section behind the "About Us" tab.

      Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 21 casinos in the United States under the Harrah's, Showboat, Rio and Players brand names. With a combined database of more than 23 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

      This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, construction disruptions and delays, ineffective marketing, effects of competition and other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission.


      -MORE-

                          HARRAH'S ENTERTAINMENT, INC.
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                   (UNAUDITED)

                                                  Second Quarter Ended                  Six Months Ended
                                          ----------------------------      ----------------------------
(In thousands, except per                     June 30,         June 30,         June 30,         June 30,
 share amounts)                                  2001             2000             2001             2000
                                          -----------      -----------      -----------      -----------
Revenues                                  $   914,044      $   876,173      $ 1,813,577      $ 1,656,433

Property operating expenses                  (679,300)        (644,396)      (1,343,477)      (1,232,630)
Depreciation and amortization                 (68,331)         (61,934)        (134,460)        (112,505)
                                          -----------      -----------      -----------      -----------
Operating profit                              166,413          169,843          335,640          311,298

Corporate expense                             (13,632)         (14,572)         (27,408)         (25,593)
Headquarters relocation and
  reorganization expenses                          --             (917)              --           (2,713)
Equity in (losses) of nonconsolidated
  affiliates                                     (849)         (10,600)            (423)         (34,296)
Amortization of goodwill and
  trademarks                                   (5,697)          (5,337)         (11,299)          (9,874)
Reserves for New Orleans casino                    --               --           (2,322)              --
Project opening costs and
  nonrecurring items                           (4,503)          (2,079)          (7,930)          (2,384)
                                          -----------      -----------      -----------      -----------

Income from operations                        141,732          136,338          286,258          236,438
Interest expense, net of interest
  capitalized                                 (63,189)         (58,126)        (127,415)        (108,585)
(Loss) gain on ownership interests in
  subsidiaries                                 (5,410)              --           (5,040)              --
Other income (expenses), including
  interest income                               6,173            1,178             (305)           4,794
                                          -----------      -----------      -----------      -----------
Income before income taxes and
  minority interests                           79,306           79,390          153,498          132,647
Provision for income taxes                    (29,026)         (28,632)         (55,837)         (47,278)
Minority interests                             (2,417)          (3,544)          (5,587)          (7,407)
                                          -----------      -----------      -----------      -----------

Income before extraordinary losses             47,863           47,214           92,074           77,962
Extraordinary losses, net of tax                   --             (716)            (131)            (716)
                                          -----------      -----------      -----------      -----------
    Net income                            $    47,863      $    46,498      $    91,943      $    77,246
                                          ===========      ===========      ===========      ===========

Earnings per share - basic
  Before extraordinary losses             $      0.41      $      0.40      $      0.80      $      0.65
  Extraordinary losses, net of tax                 --            (0.01)              --            (0.01)
                                          -----------      -----------      -----------      -----------
    Net income                            $      0.41      $      0.39      $      0.80      $      0.64
                                          ===========      ===========      ===========      ===========

Earnings per share - diluted
  Before extraordinary losses             $      0.40      $      0.40      $      0.78      $      0.65
  Extraordinary losses, net of tax                 --            (0.01)              --            (0.01)
                                          -----------      -----------      -----------      -----------
    Net income                            $      0.40      $      0.39      $      0.78      $      0.64
                                          ===========      ===========      ===========      ===========
Weighted average common
  shares outstanding                          116,124          118,625          115,382          119,947
                                          ===========      ===========      ===========      ===========
Weighted average common and common
  equivalent shares outstanding               119,026          119,993          117,892          121,429
                                          ===========      ===========      ===========      ===========

                          HARRAH'S ENTERTAINMENT, INC.
                       SUPPLEMENTAL OPERATING INFORMATION
                                   (UNAUDITED)

                                           SECOND QUARTER ENDED                  SIX MONTHS ENDED
                                   ----------------------------      ----------------------------
(In thousands)                         June 30,         June 30,         June 30,         June 30,
                                          2001             2000             2001             2000
                                   -----------      -----------      -----------      -----------
                 REVENUES*
  Western Region                   $   283,341      $   270,611      $   568,870      $   542,595
  Eastern Region                       203,832          202,401          384,855          387,792
  Central Region                       409,034          381,996          823,984          683,507
  Managed                               15,967           19,328           32,052           38,821
  Other                                  1,870            1,837            3,816            3,718
                                   -----------      -----------      -----------      -----------
    Total Revenues                 $   914,044      $   876,173      $ 1,813,577      $ 1,656,433
                                   ===========      ===========      ===========      ===========

              OPERATING PROFIT
  Western Region                   $    32,356      $    25,024      $    68,687      $    48,724
  Eastern Region                        48,599           49,317           85,887           87,456
  Central Region                        81,934           83,054          170,213          151,915
  Managed                               12,431           16,722           26,004           33,717
  Other                                 (8,907)          (4,274)         (15,151)         (10,514)
                                   -----------      -----------      -----------      -----------
    Total Operating Profit         $   166,413      $   169,843      $   335,640      $   311,298
                                   ===========      ===========      ===========      ===========

             PROPERTY EBITDA**
  Western Region                   $    58,435      $    50,467      $   120,777      $    96,099
  Eastern Region                        62,452           61,245          112,865          111,010
  Central Region                       107,786          103,703          220,645          187,110
  Managed                               12,463           17,495           26,069           34,915
  Other                                 (6,392)          (1,133)         (10,256)          (5,331)
                                   -----------      -----------      -----------      -----------
    Total Property EBITDA          $   234,744      $   231,777      $   470,100      $   423,803
                                   ===========      ===========      ===========      ===========

PROJECT OPENING AND OTHER
  NONRECURRING COSTS
    Project opening costs          $    (2,108)     $    (1,452)     $    (4,267)     $    (1,744)
    Writedowns, reserves and
      recoveries                        (1,163)            (627)            (931)            (640)
    Venture restructuring
      costs                             (1,232)              --           (2,732)              --
                                   -----------      -----------      -----------      -----------
        Total                      $    (4,503)     $    (2,079)     $    (7,930)     $    (2,384)
                                   ===========      ===========      ===========      ===========

* New accounting guidance issued in and effective for first quarter 2001 requires that the cost of the cash-back component of the Company's Total Rewards program be treated as a reduction of revenues. Previously, these costs had been treated as a casino expense. The new guidance impacts only the income statement classification of these costs. It does not impact operating profit or Property EBITDA. The prior year's results have been restated to reflect the impact of implementing this new guidance.

** Property EBITDA (earnings before interest, income taxes, depreciation and amortization) consists of Operating Profit before depreciation and amortization expenses. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

                          HARRAH'S ENTERTAINMENT, INC.
                            SUPPLEMENTAL INFORMATION
                                   (UNAUDITED)

Computation of diluted earnings per share excluding items not typically included in analyst estimates

                                          SECOND QUARTER ENDED              SIX MONTHS ENDED
                                      ------------------------      ------------------------
(In thousands)                          June 30,       June 30,       June 30,       June 30,
                                           2001           2000           2001           2000
                                      ---------      ---------      ---------      ---------
Income before taxes and minority
 interests                            $  79,306      $  79,390      $ 153,498      $ 132,647
Add/(deduct):
  Reserve for New Orleans casino             --             --          2,322             --
  Project opening costs and
   nonrecurring items                     4,503          2,079          7,930          2,384
  Incremental riverboat
    depreciation                          3,844             --          6,237             --
  Deferred compensation plan
    conversion incentive interest
    expense                               2,742             --          2,742             --
  Loss on ownership interest              5,410             --          5,040             --
                                      ---------      ---------      ---------      ---------
Adjusted income before taxes
 and minority interests                  95,805         81,469        177,769        135,031
Provision for income taxes              (35,254)       (29,417)       (64,999)       (48,178)
Minority interests                       (2,417)        (3,544)        (5,587)        (7,407)
                                      ---------      ---------      ---------      ---------

Adjusted income before
 extraordinary losses                 $  58,134      $  48,508      $ 107,183      $  79,446
                                      =========      =========      =========      =========

Diluted earnings per share
 before extraordinary losses,
 as adjusted                          $    0.49      $    0.40      $    0.91      $    0.65
                                      =========      =========      =========      =========

Weighted average common and
 common equivalent shares
 outstanding                            119,026        119,993        117,892        121,429
                                      =========      =========      =========      =========